EXHIBIT 99.1
EZCORP ANNOUNCES FISCAL 2008 FIRST QUARTER RESULTS
AUSTIN, Texas (January 24, 2008) — EZCORP, Inc. (Nasdaq: EZPW) announced today results for its fiscal first quarter, which ended December 31, 2007.
For the quarter ended December 31, 2007, EZCORP’s net income increased 29% to $12,555,000 ($0.29 per share) compared to $9,761,000 ($0.23 per share) for the quarter ended December 31, 2006. Total revenues for the quarter increased 22% over the prior year period to $112,306,000 with signature loan revenues (payday loan and credit service fees) up 37%, pawn service charges up 28% and total sales (merchandise and jewelry scrapping) up 13%.
Store level operating income improved 27% to $20,714,000 in our U.S. EZPAWN operations and 31% to $10,690,000 in our EZMONEY operations. The 25 store Mexico EZPAWN operations contributed $620,000 compared to a slight loss in the prior year period. After administrative expense and depreciation and amortization, consolidated operating income for the quarter improved 32% to $19,292,000 (24% of net revenue) compared to $14,623,000 (24% of net revenue) for the prior year quarter.
Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, “Our December quarter was a strong start to our 2008 fiscal year. While our stock price has been challenged by what has happened in the finance sector and the larger economy, we continued to do what we said we would do and delivered our 22nd consecutive quarter of year over year net income growth.”
Rotunda continued, “Once again, we saw each of our business segments contribute to our strong result. Our U.S. pawn operation increased store level operating income year over year by $4.3 million, with pawn net revenues improving 16%. Our EZMONEY operation increased store level operating income year over year $2.6 million, with the signature loan contribution, or fees less bad debt, up 32%. Our newest segment, our Mexico pawn operations, also contributed to our results with store level operating income of $620,000.”
Rotunda concluded, “Looking ahead at our March quarter, I believe we are well positioned for another solid result. For the March quarter, we expect earnings per share of approximately $0.29, compared to $0.23 for the same period a year ago. For our 2008 fiscal year, which will end on September 30th, we are raising our earnings guidance to $1.13 per share, compared to $0.88 per share for our fiscal 2007. We believe we are still on target to open approximately 100 new EZMONEY locations, including the 15 net additions in the December quarter. In Mexico, we will open seven to ten pawn locations, including the one opened in the December quarter.”

EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. and four Mexico EZPAWN locations and 21 Mister Money Mexico locations open on December 31, 2007, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 448 EZMONEY locations and 74 EZPAWN locations open on December 31, 2007, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, new store expansion, anticipated benefits of acquisitions and investments and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
You are invited to listen to a conference call discussing these results on January 24, 2008 at 3:30pm Central Time. The conference call can be accessed over the Internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=44899
For additional information, contact Dan Tonissen at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2007	2006
Revenues:
Merchandise sales	$40,499	$37,879
Jewelry scrapping sales	15,008	11,101
Pawn service charges	22,908	17,962
Signature loan fees	33,528	24,395
Other	363	350

Total revenues	112,306	91,687
Cost of goods sold:
Cost of merchandise sales	24,251	22,582
Cost of jewelry scrapping sales	9,290	7,241

Total cost of goods sold	33,541	29,823

Net revenues	78,765	61,864

Operations expense	37,071	31,388
Signature loan bad debt	9,670	6,028
Administrative expense	9,905	7,527
Depreciation and amortization	2,827	2,298

Operating income	19,292	14,623

Interest income	(57)	(314)
Interest expense	81	64
Equity in net income of unconsolidated affiliate	(1,047)	(645)
Loss on sale/disposal of assets	162	24

Income before income taxes	20,153	15,494
Income tax expense	7,598	5,733

Net income	$12,555	$9,761

Net income per share, diluted	$0.29	$0.23

Weighted average shares, diluted	43,273	43,306

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

	As of December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$13,651	$39,964
Pawn loans	63,270	47,793
Payday loans, net	6,169	3,273
Pawn service charges receivable, net	10,710	8,434
Signature loan fees receivable, net	7,217	5,141
Inventory, net	41,788	35,235
Deferred tax asset	9,005	7,150
Prepaid expenses and other assets	8,121	5,786

Total current assets	159,931	152,776

Investment in unconsolidated affiliate	37,294	20,317
Property and equipment, net	37,308	29,881
Deferred tax asset, non-current	5,023	3,950
Goodwill	24,591	768
Other assets, net	5,089	2,979

Total assets	$269,236	$210,671

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and other accrued expenses	$25,164	$19,689
Customer layaway deposits	2,144	2,103
Federal income taxes payable	9,063	4,305

Total current liabilities	36,371	26,097

Deferred gains and other long-term liabilities	3,096	3,158
Total stockholders’ equity	229,769	181,416

Total liabilities and stockholders’ equity	$269,236	$210,671

Pawn loan balance per ending pawn store	$198	$170
Inventory per ending pawn store	$131	$125
Book value per share	$5.56	$4.47
Tangible book value per share	$4.87	$4.40
EZPAWN store count — end of period	319	281
EZMoney signature loan store count — end of period	448	340
Shares outstanding — end of period	41,343	40,580

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

	EZPAWN	EZPAWN
	United States	Mexico	EZMONEY
	Operations	Operations	Operations	Consolidated
Three months ended December 31, 2007:
Revenues:
Sales	$54,200	$1,307	$—	$55,507
Pawn service charges	21,990	918	—	22,908
Signature loan fees	809	—	32,719	33,528
Other	361	2	—	363

Total revenues	77,360	2,227	32,719	112,306

Cost of goods sold	32,768	773	—	33,541

Net revenues	44,592	1,454	32,719	78,765

Operating expenses:
Operations expense	23,506	834	12,731	37,071
Signature loan bad debt	372	—	9,298	9,670

Total direct expenses	23,878	834	22,029	46,741

Store operating income	$20,714	$620	$10,690	$32,024

EZPAWN store count — end of period	294	25	—	319
EZMoney signature loan store count — end of period	6	—	442	448

Three months ended December 31, 2006:
Revenues:
Sales	$48,979	$1	$—	$48,980
Pawn service charges	17,960	2	—	17,962
Signature loan fees	912	—	23,483	24,395
Other	350	—	—	350

Total revenues	68,201	3	23,483	91,687

Cost of goods sold	29,823	—	—	29,823

Net revenues	38,378	3	23,483	61,864

Operating expenses:
Operations expense	21,670	57	9,661	31,388
Signature loan bad debt	336	—	5,692	6,028

Total direct expenses	22,006	57	15,353	37,416

Store operating income	$16,372	$(54)	$8,130	$24,448

EZPAWN store count — end of period	280	1	—	281
EZMoney signature loan store count — end of period	6	—	334	340